Exhibit 99.1

NEWS RELEASE

APOGEE

Contact:    Mary Ann Jackson

Investor Relations

952-830-0674

mjackson@apog.com

For Immediate Release

Monday, June 16, 2003

APOGEE ENTERPRISES ANNOUNCES FIRST QUARTER FISCAL 2004 EARNINGS;

REVISES FULL-YEAR GUIDANCE

MINNEAPOLIS, MN (June 16, 2003) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced that first quarter fiscal 2004 earnings declined more than anticipated and full-year guidance has been reduced, due to the continuing decline in the commercial construction market.

Apogee’s first quarter earnings were $0.01 per share or $0.3 million, compared with $0.18 per share or $5.2 million in the fiscal 2003 first quarter. All earnings per share figures refer to diluted earnings per share. Revenues for the first quarter totaled $171.3 million, down 7 percent compared to revenues of $184.7 million in the same period last year.

“Our first quarter results were most heavily impacted by the continued decline in our architectural business,” said Russell Huffer, Apogee chairman, president and chief executive officer. “Our earnings came in below our guidance due to greater than expected construction project delays and the lower margins experienced on short-term, fill-in work.

“I’m disappointed that we continue to see low levels of bid activity and slower in-bound orders in our architectural segment, which is our largest,” he said. “And, as a result, we are lowering our full-year expectations to $0.50 to $0.65 per share from our previous guidance of approximately $0.85. Our revised fiscal 2004 outlook for the architectural segment includes revenues down by 5 to 7 percent and operating income down by about half compared to the prior year.

“This outlook is based on architectural market conditions and not our operating performance,” said Huffer. “Our businesses are running as well as can be expected in this environment, and the segment has gained market share in the lag-adjusted non-residential construction market during the multi-year

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slowdown.” Apogee’s businesses get involved in projects an average of nine months after work starts and thus lag behind the construction market trends.

Architectural products and services

First quarter revenues for Apogee’s largest segment, architectural products and services, decreased due to the construction industry decline. Revenues decreased 12 percent to $94.9 million, compared to $108.0 million in the prior-year quarter. Operating income was $0.9 million, compared to $6.4 million a year ago. Revenues and earnings were impacted by delays in construction projects leading to lower production levels at all businesses, as well as an increase in lower margin short-term, fill-in work. These factors were only slightly offset by the ongoing improved operating performance.

The architectural segment backlog was up slightly to $150.9 million, compared to $147.3 million at year-end; the backlog was $183.4 million in the first quarter of last year.

Automotive replacement glass and services

Automotive segment revenues for the first quarter were $60.6 million, flat compared to $60.4 million in the prior-year period. The segment reported operating income of $1.8 million, down from $4.7 million in the prior-year period. The prior year included gains of $1.4 million from asset sales. At retail, units increased more than 20 percent driven by new business, and pricing declined approximately 13 percent due to industry conditions and business mix, compared to the same period last year. In addition, pricing at our manufacturing location continued to erode and was down approximately 15 percent from the year-ago quarter.

Large-scale optical technologies

First quarter large-scale optical segment revenues were $15.7 million, down 4 percent compared to revenues of $16.4 million in the prior-year period, due to the short-term slowdown in retail markets served by the segment driven by economic uncertainties. The segment had an operating loss of $0.4 million, showing improvement from an operating loss of $0.9 million in the same period last year. The segment continues to benefit from prior-year operational improvements and new product introductions, as well as from the ongoing conversion of the retail picture framing market to higher value-added glass.

Equity in affiliates

Apogee’s loss from investments in PPG Auto Glass, LLC, owned 34 percent by Apogee, was $0.6 million in the first quarter, versus a loss of $1.1 million in the prior-year period. This reflects increased volume and improved operating performance, somewhat offset by declining pricing for the windshield distribution joint venture, despite challenging market conditions.

Financial condition

Long-term debt was $51.7 million at the end of the first quarter, up from $47.3 million at year-end as anticipated, due to seasonal working capital needs. The company’s debt-to-total-capital ratio was 22 percent at the end of the quarter, compared to 21 percent at the end of fiscal 2003. In the first quarter, depreciation and amortization totaled $6.2 million, compared with $6.1 million in the same period last year. Non-cash working capital increased to $56.5 million at the end of the quarter, versus $40.8 million at the end of fiscal 2003. Capital expenditures were $1.1 million in the quarter, versus $3.4 million in the prior-year period.

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Outlook

“The delay in the construction turnaround has led us to reduce our outlook for fiscal 2004,” Huffer said. “Our customers have been delaying projects, and we’re not seeing the increases in bidding activity and inbound order rates necessary to drive strong improvement in our second half performance. We continue to pursue short-term, fill-in work but don’t anticipate that we’ll be able to completely offset the lower levels of commercial construction activity.

“Construction industry indicators also show the slowdown continuing, declining further since our last earnings release in April,” he said. “F.W. Dodge, a leading industry forecaster, now expects the non-residential construction market to decline 2 percent in calendar 2003. And, of greater concern, commercial office construction is off more than 40 percent from its calendar 2000 peak. Dodge’s outlook for calendar 2004 total non-residential construction is improvement of 6 percent over 2003, with office work up 16 percent.

“We did cut costs in our architectural and auto glass segments at the end of last year and the first quarter of the current year, and are looking at our company-wide cost structure and expect to make further reductions,” he said.

“In light of the uncertain architectural outlook, we’re forecasting second quarter earnings of $0.14 to $0.18 per share and full-year earnings of $0.50 to $0.65,” said Huffer.

“I remain encouraged by the ongoing improvements we’re achieving in our operations, including the reductions in lead-time in the architectural businesses,” he said. “All of our companies are aggressively pursuing market opportunities, ranging from hurricane and protective glazing for the architectural businesses to international markets for picture framing and insurance company customers for auto glass retail. These efforts are key to our long-term performance.

“We cannot wait for the construction industry to turn before initiating growth strategies,” Huffer said. “Therefore, we have engaged external resources to assist us in achieving more profitable growth. It is imperative that we continue working to enhance shareholder value, despite the market challenges we are facing.

“We’ll continue to use our positive cash flow to strengthen our balance sheet by further reducing our debt during fiscal 2004 and we intend to start executing our new share repurchase program,” said Huffer.

The following statements are based on current expectations for fiscal 2004. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to be down slightly. We anticipate a low to mid-single digit decline in second quarter revenues, driven by the commercial construction market softness, but continue to expect overall growth in the second half.
—	Architectural segment second quarter revenues are expected to be down by mid to high-single digits compared to the fiscal 2003 period. Annual revenues are expected to be down 5 to 7 percent compared to fiscal 2003. Market forecasters are now looking at a commercial construction turnaround later in calendar 2004 versus earlier in the year.

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—	Auto glass segment revenues for the second quarter are expected to be flat versus fiscal 2003, with volume growth offset by reduced pricing. For the full year, revenues are expected to grow in the mid-single digits.
—	Large-scale optical revenues in the second quarter are expected to be down slightly to flat compared to the fiscal 2003 period, with growth expected in the second half from expanded distribution and increasing market penetration from newer products. Revenues for the full year are still anticipated to grow in the mid to high-single digits.
•	Annual gross margin percentages are expected to decline as productivity improvements and cost controls, including estimated new fiscal 2004 Six Sigma savings of $6 million, only somewhat offset reduced pricing, excess capacity, and increases in material costs, insurance and wages.
—	Expected annual operating margins by segment are: architectural, 2 to 3 percent; auto glass, 3 to 4 percent; and large-scale optical, 6 to 7 percent.
•	SG&A, both in dollars and as a percent of sales, is projected to be down slightly for the year.
•	Equity in affiliates will likely show an increase in the second quarter compared to the prior-year period. The second quarter is usually the seasonally strongest for the wholesale auto glass market. The full-year performance is expected to be better than the fiscal 2003 results.
•	Capital expenditures remain targeted at $20 million, but will be tightly managed as Apogee leverages excess capacity.
•	Depreciation and amortization is estimated at $24 million for the year.
•	Debt is expected to be reduced to below $40 million by year-end.
•	The effective tax rate for the full year is anticipated to be 24 percent at the low end ($0.50) of the guidance range and 27 percent at the higher end ($0.65). The rate reduction is the result of favorable impacts of constant tax credits relative to a declining base of pretax income.
•	Earnings per share for the second quarter are expected to be $0.14 to $0.18, and for the full year, $0.50 to $0.65.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions; ii) economic conditions and the cyclical nature of the worldwide commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity and project managers; (B) the Auto Glass segment: i) changes in market dynamics; ii) market seasonality; iii) highly competitive, fairly mature industry with relatively low barriers to entry; iv) performance of the PPG Auto Glass LLC joint venture; and v) possible industry consolidation; and (C) The Large-Scale Optical segment: i) new product introductions and management of product life cycles; ii) intensely competitive markets; iii) highly cyclical markets that are impacted by economic slowdowns; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities. Additional factors include: i) quarterly revenue and operating results that are volatile and difficult to predict; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company

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wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.

Teleconference and simultaneous webcast

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 2 p.m. Central Daylight Time tomorrow, June 17. To participate in the teleconference, call 1-800-606-8940 toll free or 952-556-2833 local, and reference “Apogee Enterprises.” The replay will be available from 4 p.m. Central Daylight Time on Tuesday, June 17, through midnight Central Daylight Time on Tuesday, June 24, by calling 1-888-211-2648 toll free, access code 174944. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., the largest U.S. full-service building glass installation, maintenance and renovation company; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.
•	Automotive replacement glass and services companies fabricate, repair and replace automobile windshields and windows. Businesses in this segment are: Harmon AutoGlass, a U.S. chain of retail auto glass replacement and repair shops; and Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.
•	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the global display and imaging markets.

(Tables follow)

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Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 31, 2003	Thirteen Weeks Ended June 1, 2002	% Change
Net sales	$171,318	$184,709	-7%
Cost of goods sold	138,170	138,757	0%

Gross profit	33,148	45,952	-28%
Selling, general and administrative expenses	31,326	36,250	-14%

Operating income	1,822	9,702	-81%
Interest income	126	291	-57%
Interest expense	966	1,317	-27%
Other income, net	—	34	-100%
Equity in (loss) of affiliated companies	(561)	(1,118)	50%

Earnings from continuing operations before income taxes and other items below	421	7,592	-94%
Income taxes	113	2,354	-95%

Net earnings	$308	$5,238	-94%

Earnings per share—basic:	$0.01	$0.19	-95%
Average common shares outstanding	26,945,922	28,060,382	-4%
Earnings per share—diluted:	$0.01	$0.18	-94%
Average common and common
equivalent shares outstanding	27,646,895	29,090,059	-5%
Cash dividends per common share	$0.0575	$0.0550	5%

Business Segments Information (Unaudited)
	Thirteen Weeks Ended May 31, 2003	Thirteen Weeks Ended June 1, 2002	% Change
Sales
Architectural	$94,944	$107,993	-12%
Auto Glass	60,642	60,361	0%
Large-scale Optical	15,737	16,355	-4%
Eliminations	(5)	—	N/M

Total	$171,318	$184,709	-7%

Operating income (loss)
Architectural	$946	$6,425	-85%
Auto Glass	1,836	4,683	-61%
Large-scale Optical	(352)	(918)	62%
Corporate and other	(608)	(488)	-25%

Total	$1,822	$9,702	-81%

Consolidated Condensed Balance Sheets (Unaudited)
	May 31, 2003	March 1, 2003
Assets
Current assets	$160,603	$171,463
Net property, plant and equipment	109,612	114,527
Other assets	96,851	96,851

Total assets	$367,066	$382,841

Liabilities and shareholders’ equity
Current liabilities	$99,645	$120,428
Long-term debt	51,650	47,258
Other liabilities	37,444	36,945
Shareholders’ equity	178,327	178,210

Total liabilities and shareholders’ equity	$367,066	$382,841

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 31, 2003	Thirteen Weeks Ended June 1, 2002
Net earnings	$308	$5,238
Depreciation and amortization	6,160	6,089
Results from equity investments	561	1,118
Other, net	(2,058)	(1,995)
Changes in operating assets and liabilities	(14,263)	(9,791)

Net cash (used in) provided by continuing operating activities	(9,292)	659

Capital expenditures	(1,064)	(3,357)
Other investing activities	(497)	5,648

Net cash (used in) provided by investing activities	(1,561)	2,291

Proceeds (payments) on long-term debt and revolving credit agreement	4,160	(12,712)
Proceeds from issuance of common stock	2,210	1,466
Dividends paid	(1,579)	(1,573)
Other, net	—	(801)

Net cash provided by (used in) financing activities	4,791	(13,620)

Cash provided by (used in) discontinued operations	401	(602)

Decrease in cash and cash equivalents	$(5,661)	$(11,272)